August 9, 2019

Takeda Pharmaceutical Company Limited,
1-1 Nihonbashi-Honcho 2-Chome,
Chuo-ku, Tokyo, Japan.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the Act), of $1,000,000,000 aggregate principal amount of 3.800% Senior Notes due 2020 (the 2020 Notes), $1,250,000,000 aggregate principal amount of 4.000% Senior Notes due 2021 (the 2021 Notes), $1,500,000,000 aggregate principal amount of 4.400% Senior Notes due 2023 (the 2023 Notes) and $1,750,000,000 aggregate principal amount of 5.000% Senior Notes due 2028 (the 2028 Notes and, together with the 2020 Notes, the 2021 Notes and the 2023 Notes, the Securities) of Takeda Pharmaceutical Company Limited, a joint stock corporation organized under the laws of Japan (the Company), to be issued in exchange for the Company’s outstanding 3.800% Senior Notes due 2020, 4.000% Senior Notes due 2021, 4.400% Senior Notes due 2023 and 5.000% Senior Notes due 2028 pursuant to the Indenture, dated as of November 26, 2018 (the Indenture), between the Company and MUFG Union Bank, N.A., as trustee (the Trustee), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, it is our opinion that, when the Registration Statement on Form F-4 relating to the Securities (the Registration Statement) has become effective under the Act, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.
The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Japanese law, we note that you have received an opinion, dated the date hereof, of Nishimura & Asahi, Japanese counsel for the Company, which is also filed as an exhibit to the Registration Statement.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed (i) that the Indenture has been duly authorized, executed and delivered by the Company under the laws of Japan and constitutes the valid and legally binding obligations of the Company under the laws of Japan, (ii) that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, (iii) that the Securities, when duly authorized, executed, issued and delivered by the Company and authorized by the Trustee pursuant to the Indenture, will constitute valid and legally binding obligations of the Company under the laws of Japan, (iv) that the Securities will conform to the specimens thereof examined by us, (v) that the Trustee’s certificate of authentication of the Securities will be manually signed by one of the Trustee’s authorized officers and (vi) that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading Validity of Notes in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ Sullivan & Cromwell LLP